As filed with the Securities and Exchange Commission on February 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TrueBlue, Inc.

(Exact name of Registrant as specified in its charter)

Washington	91-1287341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1015 A Street

Tacoma, Washington 98402

(253) 383-9101

(Address of principal executive offices, including zip code)

TRUEBLUE, INC. EQUITY RETAINER AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE

DIRECTORS

(Full title of the plan)

CT Corporation System

1801 West Bay Drive, NW, Suite 206

Olympia, Washington 98502

(360)-357-6794

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Richard S. Dodd and Chris K. Visser

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

Telephone: (206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered (1)	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations under the TrueBlue, Inc. Equity Retainer and Deferred Compensation Plan for Non-Employee Directors	$10,000,000	100%	$10,000,000	$713

(1)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the plan.
(2)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by TrueBlue, Inc. (the “Registrant”) are incorporated herein by reference and made a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008 and the portions of the Registrant’s proxy statement for its 2009 Annual Meeting of Shareholders incorporated by reference into the Form 10-K; and

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 26, 2008.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	DESCRIPTION OF SECURITIES

The securities being registered pursuant to the TrueBlue, Inc. Equity Retainer and Deferred Compensation Plan for Non-Employee Directors (the “Director Plan”) represent obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Director Plan, which is filed as Exhibit 4.1 to this registration statement. Non-employee members of the Board of Directors of the Registrant are entitled to defer receipt of equity retainer payments into the Director Plan.

The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The Director Plan is considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating non-employee Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Director Plan based on elections by each Participant.

Under the Director Plan, amounts credited to a Participant’s account are deemed to be immediately invested in shares of the Registrant’s common stock. Any dividends that would have been received had such amounts actually been invested in shares of common stock will also be credited to the Participant’s account and be deemed invested in shares of common stock. The Obligations are payable in shares of common stock that will be issued from the TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan (except that any fractional shares payable will be paid in cash) either in a lump sum 90 days following separation from Board service with the Registrant or in up to five annual installments following separation from Board service, in accordance with the Participant’s election.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the plan in which they are participating.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VII of the Registrant’s amended and restated articles of incorporation and Article 5(G) of the Registrant’s restated bylaws, as amended, provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the Registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the Registrant for such purpose. The Registrant has entered into indemnification agreements with each of its directors. The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors’ enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

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Item 8.	EXHIBITS

Exhibit Number	Description

4.1	TrueBlue, Inc. Equity Retainer and Deferred Compensation Plan for Non-Employee Directors

5.1	Opinion of counsel regarding legality of the obligations being registered

23.1	Consent of PricewaterhouseCoopers LLP (TrueBlue Inc.’s former Independent Registered Public Accounting Firm)

23.2	Consent of counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant

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has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on the 1st day of February, 2010.

TrueBlue, Inc.

By:	/s/ STEVEN C. COOPER
Steven C. Cooper
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Cooper and Derrek L. Gafford, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated below on February 1, 2010.

Signature	Title

/s/ STEVEN C. COOPER Steven C. Cooper	Chief Executive Officer, President and Director (principal executive officer)

/s/ DERREK L. GAFFORD Derrek L. Gafford	Chief Financial Officer and Executive Vice President (principal financial officer)

/s/ NORMAN H. FREY Norman H. Frey	Chief Accounting Officer and Corporate Controller (principal accounting officer)

/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr.	Chairman of the Board

/s/ WILLIAM W. STEELE William W. Steele	Director

/s/ ROBERT J. SULLIVAN Robert J. Sullivan	Director

/s/ CRAIG TALL Craig Tall	Director

/s/ THOMAS E. MCCHESNEY Thomas E. McChesney	Director

/s/ GATES MCKIBBIN Gates McKibbin	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	TrueBlue, Inc. Equity Retainer and Deferred Compensation Plan for Non-Employee Directors

5.1	Opinion of counsel regarding legality of the obligations being registered

23.1	Consent of PricewaterhouseCoopers LLP (TrueBlue Inc.’s former Independent Registered Public Accounting Firm)

23.2	Consent of counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)